Exhibit 5.1

June 1, 2020

Board of Directors
UnitedHealth Group Incorporated
9900 Bren Road East
Minnetonka, Minnesota 55343

Re:	Registration Statement on Form S-8
Ladies and Gentlemen:
I have acted as Senior Associate General Counsel to UnitedHealth Group Incorporated, a Delaware corporation (the “Company”), in connection with the preparation of its registration statement on Form S-8 (the “Registration Statement”) relating to the registration of 106,680,580 shares of the Company’s Common Stock, par value $.01 per share (the “Shares”), which may be issued from time to time pursuant to the UnitedHealth Group Incorporated 2020 Stock Incentive Plan (as in effect on the date of this opinion, the “Plan”)

I have examined such documents and have reviewed such questions of law as I have considered necessary and appropriate for the purposes of the opinions set forth below. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to my opinions, I have relied upon certificates of officers of the Company and of public officials.
Based on the foregoing, I am of the opinion that the Shares have been duly authorized by the Company and, upon issuance, delivery and payment therefore in accordance with the terms of the Plan, will be binding and valid obligations, except as limited by bankruptcy, insolvency, or other laws of general application relating to or affecting creditors’ remedies and by general principles of equity.
This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. I assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.
The opinions expressed above are limited to the Delaware General Corporation Law.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Faraz A. Choudhry
Faraz A. Choudhry, Senior Associate General Counsel